Exhibit 4.7
AMENDED AND RESTATED OCCIDENTAL PETROLEUM CORPORATION
2015 LONG-TERM INCENTIVE PLAN
(As Amended and Restated Effective as of May 29, 2020)
1.Purpose. The purpose of the Occidental Petroleum Corporation 2015 Long Term Incentive Plan, as amended and restated from time to time (the “Plan”), is to provide a means through which Occidental Petroleum Corporation, a Delaware corporation (the “Company”), and its Subsidiaries may attract and retain persons as employees, directors and consultants and to provide a means whereby those persons upon whom the responsibilities of the successful administration and management of the Company, and its Subsidiaries, rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain stock ownership, or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the welfare of the Company. A further purpose of the Plan is to provide such employees, directors and consultants with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, the Plan primarily provides for the granting of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Bonus Stock, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Conversion Awards, Performance Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular individual as provided herein.
2.Definitions. Capitalized terms used but not otherwise defined in the Plan shall be defined as set forth below:
(a)“Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
(b)“Award” means any Option, SAR, Restricted Stock Award, Restricted Stock Unit, Bonus Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, Conversion Award or Performance Award, together with any other right or interest granted under the Plan.
(c)“Award Agreement” means any written instrument that establishes the terms, conditions, restrictions and/or limitations applicable to an Award in addition to those established by the Plan and by the Committee’s exercise of its administrative powers.
(d)“Board” means the Board of Directors of the Company.
(e)“Bonus Stock” means unrestricted shares of Stock granted under Section 6(f) hereof.
(f)“Cash Award” means an Award denominated in cash granted under Section 6(i) hereof.
(g)“Cause” means, unless a different meaning is set forth in a written employment agreement between the Company or one of its Subsidiaries and the Participant or in the applicable Award Agreement, a determination by the Board that the Participant (i) has engaged in gross negligence, gross incompetence, or misconduct in the performance of the Participant’s duties with respect to the Company or one of its Subsidiaries, (ii) has failed without proper legal reason to perform the Participant’s duties and responsibilities to the Company or one of its Subsidiaries, (iii) has breached any material provision of any written agreement between the Company or one of its Subsidiaries and the Participant or any corporate policy or code of conduct established by the Company or one of its Subsidiaries, (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Company or one of its Subsidiaries, (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Company or one of its Subsidiaries, or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction); provided, however, that upon the occurrence of one or more conditions specified in (i) through (iv) above, the Board shall provide notice to the Participant of the existence of such condition(s) and the Participant shall have 30 days following receipt of such notice to correct such condition(s), the determination of whether such condition(s) has been corrected shall be made by the Board in its sole discretion, exercised in good faith, and any failure by the Participant to correct such condition(s) shall result in the Participant’s termination of employment for Cause upon expiration of such 30 day corrective period.
(h)“Change in Control” means the occurrence of any of the following events:
(i)Approval by the stockholders of the Company of the dissolution or liquidation of the Company, other than in the context of a transaction that does not constitute a Change in Control under clause (ii) below;
(ii)Consummation of a merger, consolidation, or other reorganization of the Company (or any Subsidiary or Affiliate that was established or employed for purposes of effecting such merger, consolidation or other reorganization) with or into, or the sale of all or substantially all of the Company’s business and/or assets as an entirety to, one or more entities that are not Subsidiaries or other Affiliates of the Company (a “Business Combination”), unless (A) as a result of the Business Combination, more than 50 percent of the outstanding voting power of the outstanding voting securities of the ultimate parent (the “Ultimate Parent”) of the surviving or resulting entity of the Company immediately after the Business Combination (the “Surviving Entity”) (or, if no Ultimate Parent exists, then the Surviving Entity) is, or will be, owned, directly or indirectly, by the Persons who were holders of the Company’s voting securities immediately before the Business Combination; (B) no Person, excluding the Ultimate Parent or an Excluded Person, beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, 30 percent or more of the outstanding voting power of the outstanding voting securities of the Ultimate Parent (or, if no Ultimate Parent exists, then the Surviving Entity), after giving effect to the Business Combination, except to the extent that such ownership existed prior to the Business Combination; and (C) at least 50 percent of the members of the board of directors or other governing body of the Ultimate Parent (or, if no Ultimate Parent exists, then the Surviving Entity) were members of the Board at the time of the execution of the initial agreement or of the action of the Board approving the Business Combination;
(iii)Any Person (excluding any Excluded Person) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30 percent or more of the outstanding voting power of the Company’s then outstanding voting securities, other than as a result of (A) an acquisition directly from the Company; (B) an acquisition by the Company; or (C) an excluded Business Combination described in clauses (A) through (C) of subsection (ii) above; or
(iv)The following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: (A) individuals who constitute the Board on February 13, 2020 (which is the date this amendment and restatement of the Plan was approved by the Board) and (B) any new director (other than a director whose initial assumption of office occurs as a result of an actual or threatened election contest, including a consent solicitation, with respect to the election or removal of Board members or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) whose appointment or election by the Board, or nomination for election by the Company’s stockholders, was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on February 13, 2020 or whose appointment, election or nomination for election was previously so approved or recommended.
Notwithstanding the definition above, with respect to any Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, a “Change in Control” for purposes of triggering the settlement or other payment or distribution of such Award shall not occur unless a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation,” as defined in Treasury Regulation § 1.409A-3(i)(5), has also occurred (it being understood that vesting of the Award may accelerate upon a Change in Control, even if the settlement or other payment or distribution of the Award may not accelerate pursuant to this sentence).
(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(j)“Committee” means the Executive Compensation Committee of the Board (or its successor) or another committee designated by the Board, which, in any case, unless otherwise determined by the Board, shall consist solely of two or more directors, each of whom shall be a “nonemployee director” within the meaning of Rule 16b-3(b)(3).
(k)“Conversion Award” means an Award granted under Section 6(j) hereof in substitution for a similar award as a result of certain business transactions.
(l)“Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.
(m)“Effective Date” means May 29, 2020.
(n)“Eligible Person” means all officers and employees of the Company or of any of its Subsidiaries, and other persons who provide services to the Company or any of its Subsidiaries, including directors and consultants; provided that any such individual must be an “employee” within the meaning of General Instruction A.1(a) to Form S-8 of the Company or a parent or subsidiary of the Company. An employee on leave of absence may be considered as still in the employ of the Company or any of its Subsidiaries for purposes of eligibility for participation in the Plan.
(o)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.
(p)“Excluded Person” means (i) any employee benefit plan of the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries or (iii) any person described in and satisfying the conditions of Rule 13d-1(b)(i) of the Exchange Act.
(q)“Fair Market Value” means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on that date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter at the time a determination of its fair market value is required to be made under the Plan, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate including the Nonqualified Deferred Compensation Rules.
(r)“Good Reason” means, unless a different meaning is set forth in a written employment agreement between the Company or one of its Subsidiaries and the Participant or in the applicable Award Agreement, the occurrence of any of the following conditions without the Participant’s consent: (i) a material diminution in the Participant’s base compensation, (ii) a material diminution in the Participant’s authority, duties or responsibilities or (iii) a material change in the geographic location at which the Participant must perform services; provided, however, that a termination of employment for Good Reason shall not be effective unless the Participant provides notice to the Company or one of its Subsidiaries, as applicable, of the existence of one or more of the foregoing conditions within 80 days of the initial existence of the condition(s), such condition(s) remains uncorrected for 30 days after receipt of such notice by the Company or one of its Subsidiaries, as applicable, and the date of the Participant’s termination of employment occurs within 120 days after the initial existence of such condition(s).
(s)“Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of section 422 of the Code or any successor provision thereto.
(t)“Named Executive Officer” means an individual who was listed as a named executive officer in the Company’s most recent proxy statement prior to the date of grant of the relevant Award.

(u)“Nonqualified Deferred Compensation Rules” means the limitations or requirements of section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.
(v)“Nonstatutory Stock Option” means any Option that is not intended to be an “incentive stock option” within the meaning of section 422 of the Code.
(w)“Option” means a right, granted to an Eligible Person under Section 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.
(x)“Other Stock-Based Awards” means Awards granted to an Eligible Person under Section 6(h) hereof.
(y)“Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.
(z)“Performance Award” means an Award granted to an Eligible Person under Section 6(k) hereof, the grant, vesting, exercisability or settlement of which (or the timing or amount thereof) depends upon achievement of one or more Performance Goals specified by the Committee.
(aa)“Performance Goal” means a performance goal based on one or more business criteria for the Company (whether on a consolidated basis, or for specified Subsidiaries or business or geographical units of the Company, or a combination thereof). Such business criteria may include one or more of the following: (i) accounts receivable (“A/R”); (ii) A/R day sales outstanding; (iii) achievement of balance sheet or income statement objectives; (iv) adjusted cash flow from operations; (v) adjusted non-GAAP net income; (vi) after-tax operating income; (vii) capital expenditures; (viii) capital or investment; (ix) capital project deliverables; (x) cash flow; (xi) cash flow return; (xii) comparative shareholder return; (xiii) contribution margin; (xiv) corporate value and sustainability measures which may be objectively determined (including ethics, compliance, safety, environmental and personnel matters); (xv) cost per unit of production or unit of output; (xvi) debt/proved reserves; (xvii) debt; (xviii) discretionary cash flow (non-GAAP); (xix) drilling results; (xx) earnings before interest expense and taxes (“EBIT”); (xxi) earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (xxii) earnings per share (“EPS”) (GAAP or non-GAAP); (xxiii) economic value added (“EVA”); (xxiv) environmental sustainability measures, such as reduction in carbon output or in greenhouse gas emissions; (y) expense reduction or management; (xxv exploration costs; (xxvi) finding/development costs; (xxvii) forward-year cash flow multiple; (xxviii) funds from operations; (xxix) general and administrative expense; (xxx) implementation or completion of critical projects or processes; (xxxi) improvement of financial ratings; (xxxii) interest coverage; (xxxiii) inventory; (xxxiv) inventory turns; (xxxv) market share; (xxxvi) net income; (xxxvii) net income per share; (xxxviii) operating cash flow; (xxxix) operating expenses (including lease operating expenses, severance taxes and other production taxes, gathering and transportation, general and administrative costs, and other components of operating expenses); (xl) operating income; (xli) operating profit or net operating profit; (xlii) operating ratio; (xliii) overhead cost; (xliv) pre-tax earnings; (xlv) pre-tax income or after-tax income; (xlvi) pre-tax margin; (xlvii) proceeds from dispositions; (xlviii) production efficiency; (xlix) production growth; (l) production volumes; (li) regulatory compliance; (lii) reserve growth; (liii) reserve replacement; (liv) return on assets; (lv) return on average assets; (lvi) return on average equity; (lvii) return on capital employed (including cash return on capital employed); (lviii) return on equity; (lix) return on investment; (lx) return on investors’ capital; (lxi) return on net assets; (lxii) return on operating revenue; (lxiii) revenues; (lxiv) safety performance and/or incident rate; (lxv) sales; (lxvi) satisfactory internal or external audits; (lxvii) shareholder value; (lxviii) stock price appreciation; (lxix) stockholder equity; (lxx) total cost per barrel or barrel of oil equivalent (“BOE”); (lxxi) total stockholder return (“TSR”); (lxxii) unit costs; (lxxiii) working capital; or (lxxiv) any of the above goals determined on an absolute or relative basis, as a ratio with other business criteria set forth in this definition, or as compared to the performance of a published or special index deemed applicable by the Committee including the Standard & Poor’s 500 Stock Index or a group of comparable companies, pre-tax or after-tax, before or after special charges, or any combination of the foregoing. Unless otherwise stated, such performance goal need not be based upon an increase or positive result under a particular business criterion set forth in this definition and could include, for example, maintaining the status quo or limiting economic losses (measured in each case by reference to specific business criteria set forth in this definition). The terms above are used as applied under generally accepted accounting principles (if applicable) and in the Company’s financial reporting.

(bb) “Person” means any person, entity or “group” within the meaning of section 13(d)(3) or section 14(d)(2) of the Exchange Act.
(cc) “Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) hereof, subject to certain restrictions and a risk of forfeiture.
(dd) “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e) hereof, to receive Stock, cash or a combination thereof at the end of a specified deferral period (which may or may not be coterminous with the vesting schedule of the Award).
(ee) “Retention Award” means a Performance Award that is granted for purposes of retention and that is only payable at either 0% or 100% of the specified target amount, depending upon achievement of the applicable Performance Goal(s).
(ff) “Rule 16b-3” means Rule 16b-3, promulgated by the Securities and Exchange Commission under section 16 of the Exchange Act, as from time to time in effect and applicable to the Plan and Participants.
(gg) “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.
(hh) “Stock” means the Company’s common stock, par value $0.20 per share, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 8 hereof.
(ii) “Stock Appreciation Right” or “SAR” means a right granted to an Eligible Person under Section 6(c) hereof.
(jj) “Subsidiary” means, with respect to the Company, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.
3.Administration.
(a)Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board”. Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:
(i)determine the Eligible Persons to whom, and the time or times at which, Awards will be granted, including the date of grant of an Award, which may be a designated date after but not before the date of the Committee’s action;
(ii)determine the type or types of Awards to be granted to an Eligible Person and the amount of cash and/or the number of shares of Stock that shall be the subject of each Award;
(iii)determine the terms and conditions of any Award (which need not be identical), consistent with the terms of the Plan;
(iv)modify, waive or adjust any term or condition of an Award;
(v)interpret and administer the Plan and any Award Agreement or other instrument relating to an Award made under the Plan;
(vi)establish, amend, suspend, or waive such rules and regulations as it shall deem appropriate for the proper administration of the Plan; and
(vii)make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
Subject to Rule 16b-3, the Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement in the manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Committee shall be the sole and final judge of that necessity or desirability.
(b)Manner of Exercise of Committee Authority. A majority of the members of the Committee shall constitute a quorum, and the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the Committee shall constitute action by the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, stockholders, Participants or other persons claiming rights from or through a Participant. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.
(c)Delegation. Subject to Section 3(e) hereof, the Board may delegate different levels of authority to different committees with administrative and grant authority under the Plan, provided that each designated committee granting any Awards hereunder shall consist exclusively of a member or members of the Board. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8 hereof, shall be deemed to include such designated committee. The Committee may (i) delegate authority to grant awards under the Plan for new employees to an officer of the Company who is also a director, to the extent that such delegation will not violate state corporate law or result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to section 16 of the Exchange Act, and (ii) delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or a Subsidiary or to third parties.
(d)Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Subsidiaries, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any of its Subsidiaries acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.
(e)Awards to Nonemployee Directors. Notwithstanding any provision in the Plan to the contrary and without being subject to management discretion, the Board, acting through the “nonemployee directors” (within the meaning of Rule 16b-3(b)(3)) only, shall have the authority, in its sole and absolute discretion, to select nonemployee directors to receive Awards (other than ISOs) under the Plan; provided that in each calendar year, during any part of which the Plan is in effect, a nonemployee director may not be granted Awards relating to more than 50,000 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 8 hereof. The Board, acting through the nonemployee directors only, shall set the terms of any such Awards in its sole and absolute discretion, including with respect to any provisions relating to vesting. For the avoidance of doubt, the decisions made by the Board with respect to grants to nonemployee directors shall be independent from decisions made by the Committee with respect to individuals other than nonemployee directors.
(f)Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any one of its Affiliates operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of its Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a) hereof; and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any applicable law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.
4.Stock Subject to Plan.
(a)Overall Number of Shares Available for Delivery. Subject to the limitations set forth in the Plan, the total number of shares of Stock reserved and available for issuance in connection with Awards under the Plan shall not exceed (i) 128,000,000 shares, which includes (A) 80,000,000 shares of Common Stock previously approved by the Company’s stockholders under the Plan prior to this amendment and restatement and (B) 48,000,000 additional shares of Stock that shall become available for grant under the Plan upon the Company’s stockholders approval of this amendment and restatement, plus (ii) any shares of Stock subject to awards under the Occidental Petroleum Corporation 2005 Long-Term Incentive Plan that are forfeited, canceled or terminated, expire unexercised or are settled in cash in lieu of Stock. Any shares of Stock issued in connection with Awards other than Options and SARs shall be counted against the limit described above as three (3) shares of Stock for every one (1) share issued in connection with such Award or by which the Award is valued by reference as three (3) shares. A maximum of 128,000,000 shares of Stock of the total authorized under this Section 4(a) may be granted as Incentive Stock Options. Notwithstanding anything contrary in the Plan, no Participant may be granted, during any calendar year, an Award consisting of Options or SARs that are exercisable for more than 2,000,000 shares of Stock. The limitations of this Section 4(a) shall be subject to the adjustment provisions of Section 8 hereof. For the avoidance of doubt, any shares of Stock issued under the Plan prior to this amendment and restatement (or issued thereafter pursuant to Awards granted under the Plan prior thereto) shall count against the limits described above.
(b)Application of Limitation to Grants of Awards. Subject to Section 4(c) hereof, no Award may be granted if the number of shares of Stock to be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Conversion Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.
(c)Availability of Shares Not Issued under Awards. Shares of Stock subject to an Award under the Plan that expires or is canceled, forfeited, settled in cash or otherwise terminated, including shares forfeited with respect to Restricted Stock, will again be available for Awards under the Plan; provided that, if any such shares cannot again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation; provided, further, that in no event shall such shares increase the number of shares of Stock that may be delivered pursuant to Incentive Stock Options under the Plan if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under section 422 of the Code. Notwithstanding the foregoing, (i) shares tendered or withheld in payment of any exercise or purchase price of an Award or taxes relating to an Award, (ii) shares that were subject to an Option or SAR that was exercised (regardless of the number of shares that were actually delivered upon exercise or settlement), or (iii) shares repurchased on the open market with the proceeds of an Option’s exercise price, will not, in each case, be available for future Awards under the Plan. If an Award may be settled only in cash, such Award need not be counted against any of the share limits under this Section 4.
(d)Stock Offered. The shares to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.
5.Eligibility; Per Person Award Limitations. Awards may be granted under the Plan only to persons who are Eligible Persons at the time of grant thereof. In each calendar year, during any part of which the Plan is in effect, a Named Executive Officer may not be granted (a) Awards (other than Awards designated to be paid only in cash or the settlement of which is not based on a number of shares of Stock) relating to more than 1,000,000 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 8 hereof, and (b) Awards designated to be paid only in cash, or the settlement of which is not based on a number of shares of Stock, having a value determined on the date of grant in excess of $15,000,000. For the avoidance of doubt, the share counting rule set forth in the second sentence of Section 4(a) hereof shall not apply to the limitations in this Section 5.

6.Specific Terms of Awards.
(a)General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 8(a) hereof), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. No dividends or Dividend Equivalents shall be payable in respect of any Option.
(b)Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Stock Options, to Eligible Persons on the following terms and conditions:
(i)Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock or other Award purchasable pursuant to the Option (the “Exercise Price”); provided, however, that except as provided in Section 6(j) or in Sections 8(b) through 8(h) hereof, the Exercise Price per share of Stock subject to an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any Subsidiary, 110% of the Fair Market Value per share of the Stock on the date of grant).
(ii)Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of Performance Goals pursuant to Section 6(k) hereof and/or future service requirements), the methods by which such Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless or broker-assisted exercise or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Subsidiary, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), and the methods by or forms in which Stock or other Awards will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d) hereof. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued as of the date of exercise.
(iii)ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or Subsidiary corporation of the Company. Except as otherwise provided in Section 8 hereof, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, the Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any “parent corporation” or “subsidiary corporation” (within the meaning of sections 424(e) and (f) of the Code, respectively) subject to any other ISO (within the meaning of section 422 of the Code)) of the Company or a “parent corporation” or “subsidiary corporation” (within the meaning of sections 424(e) and (f) of the Code, respectively) that first becomes purchasable by a Participant in any calendar year may not (with respect to that Participant) exceed $100,000, or such other amount as may be prescribed under section 422 of the Code or applicable regulations or rulings from time to time. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISOs are granted. Failure to comply with this provision shall not impair the enforceability or exercisability of any Option, but shall cause the excess amount of shares to be reclassified in accordance with the Code.
(c)Stock Appreciation Rights. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:
(i)Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee. No dividends or Dividend Equivalents shall be payable in respect of any SAR.
(ii)Grant Price. Each Award Agreement evidencing a SAR shall state the grant price per share of Stock; provided, however, that except as provided in Section 6(j) or in Sections 8(b) through 8(h) hereof, the grant price per share of Stock subject to a SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR.
(iii)Time and Method of Exercise. Except as otherwise provided herein, the Committee shall determine, at the date of grant or thereafter, the number of shares of Stock to which the SAR relates, the time or times at which and the circumstances under which a SAR may be vested and/or exercised in whole or in part (including based on achievement of Performance Goals pursuant to Section 6(k) hereof and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR. SARs may be either free-standing or in tandem with other Awards.
(iv)Rights Related to Options. A SAR granted pursuant to an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.
(d)Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:
(i)Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of Performance Goals pursuant to Section 6(k) hereof and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.
(ii)Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require or permit a Participant to elect that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards under the Plan or deferred without interest to the date of vesting of the associated Award of Restricted Stock; provided that, to the extent applicable, any such election is intended to comply with the Nonqualified Deferred Compensation Rules. Unless otherwise determined by the Committee and specified in the applicable Award Agreement, Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed. Except in the case of a Retention Award, dividends with respect to any Performance Award shall be subject to the same Performance Goals as the Performance Award with respect to which the dividends accrue and shall not be paid until such Performance Award has vested and been earned.
(e)Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Persons, subject to the following terms and conditions:
(i)Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of Performance Goals pursuant to Section 6(k) hereof and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine.
(ii)Settlement. Settlement of a vested Restricted Stock Unit shall occur upon expiration of the deferral period specified for such Restricted Stock Unit by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be satisfied by the delivery of cash or Stock, or a combination thereof, in the amount equal to the Fair Market Value of the specified number of shares of Stock covered by the Restricted Stock Units, as determined by the Committee at the date of grant or thereafter.
(f)Bonus Stock. The Committee is authorized to grant an Award of Bonus Stock under the Plan to any Eligible Person as a bonus or additional compensation or in lieu of cash compensation the individual is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee, in its discretion, determines to be appropriate.
(g)Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to an Eligible Person, entitling the Eligible Person to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments, as determined by the Committee. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Options, SARs, Restricted Stock or Bonus Stock). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date or shall be deemed to have been reinvested in additional Stock, Awards or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Dividend Equivalents shall, absent a contrary provision in the applicable Award Agreement, be paid to a Participant without restriction at the same time as ordinary cash distributions are paid by the Company to its stockholders. Notwithstanding the foregoing, except in the case of a Retention Award, Dividend Equivalents awarded in connection with any Performance Award shall be subject to the same Performance Goals as the Performance Award with respect to which the dividends accrue and shall not be paid until such Performance Award has vested and been earned.
(h)Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries of the Company. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.
(i)Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of or supplement to any other Award under the Plan, to Eligible Persons in such amounts and subject to such other terms (including the achievement of Performance Goals pursuant to Section 6(k) hereof and/or future service requirements) as the Committee in its discretion determines to be appropriate.
(j)Conversion Awards. Awards may be granted under the Plan in substitution for similar awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate of the Company. Such Conversion Awards that are Options or Stock Appreciation Rights may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules and other applicable laws and exchange rules.
(k)Performance Awards. The Committee is authorized to designate any of the Awards granted under the foregoing provisions of this Section 6 as Performance Awards. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any Performance

Goals applicable to a Performance Award, and may exercise its discretion to reduce or increase the amounts payable under any Performance Award. Performance Goals may differ for Performance Awards granted to any one Participant or to different Participants. The performance period applicable to any Performance Award may range from one to seven years.
7.Certain Provisions Applicable to Awards.
(a)Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, or any of its Subsidiaries, or of any business entity to be acquired by the Company or any of its Subsidiaries, or any other right of an Eligible Person to receive payment from the Company. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award in consideration for the grant of the new Award.
(b)No Repricing; No Reload Options. Notwithstanding any provision of the Plan to the contrary (other than in accordance with Sections 8(b) through 8(h) hereof), without the approval of stockholders, the terms of outstanding Awards may not be amended to reduce the Exercise Price or grant price of outstanding Options or SARs or to cancel outstanding Options and SARs in exchange for cash, other Awards or Options or SARs with an Exercise Price or grant price that is less than the Exercise Price or grant price of the original Options or SARs. Reload Options may not be granted under the Plan.
(c)Limit on Transfer of Awards.
(i)Except as provided in Section 7(c)(iii) below, each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.
(ii)Except as provided in Section 7(c)(iii) below, no Award and no right under any such Award may be assigned, alienated, pledged, hedged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.
(iii)To the extent specifically provided by the Committee all or part of an Award may be transferred by a Participant without consideration to one or more immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish. In addition, an Award may be transferred pursuant to a Participant’s written beneficiary form or will or the laws of descent and distribution or, if approved or ratified by the Committee, pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of written notice of such transfer and a certified copy of such order. Notwithstanding the foregoing provisions of this Section 7(c), an ISO shall not be transferable other than by will or the laws of descent and distribution.
(d)Minimum Vesting Requirements. The minimum vesting or forfeiture restriction period for Awards (other than Performance Awards, which are subject to the performance period requirements described in Section 6(k) hereof, and Cash Awards) shall be three years, with such vesting or lapse of forfeiture restrictions occurring either on a pro rata basis, with any pro rata formula determined in the good faith discretion of the Committee (provided no tranche of any Award shall vest prior to one year from the date of grant of such Award, except as provided below in this Section 7(d)), or all at the end of such period, as determined by the Committee and subject to the Committee’s authority pursuant to Section 7(j) and Section 8 hereof in the event of a Participant’s termination of employment or service or upon the occurrence of certain events. Notwithstanding the foregoing, a vesting or forfeiture restriction period of less than three years may be approved for Awards (other than Performance Awards and Cash Awards) with respect to up to 10% of the shares of Stock authorized for issuance under Section 4(a) hereof.
(e)Term of Awards. Except as otherwise specified herein, the term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or SAR exceed a period of ten years (or such shorter term as may be required with respect to an ISO under section 422 of the Code).
(f)Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any of its Subsidiaries upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee). Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. The Plan shall not constitute an “employee benefit plan” for purposes of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.
(g)Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.
(h)Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.
(i)Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award to a general release of claims and/or a noncompetition or other restrictive covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.
(j)Termination of Service. Except as provided herein, the treatment of an Award upon a termination of employment or any other service relationship by and between a Participant and the Company or any Subsidiary shall be specified in the applicable Award Agreement.
8.Amendment; Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.
(a)Amendments to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided, however, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award. For purposes of clarity, any adjustments made to Awards pursuant to Sections 8(b) through 8(h) hereof will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

(b)Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
(c)Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:
(i)If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock available under the Plan or in connection with Awards as provided in Sections 4 and 5 hereof shall be increased proportionately, and the kind of shares or other securities available under the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities or property) that may be acquired under any then outstanding Award shall be increased proportionately and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities or property) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.
(ii)If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for the Plan or in connection with Awards as provided in Sections 4 and 5 hereof shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be decreased proportionately and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.
(iii)Whenever the number of shares of Stock subject to outstanding Awards and the price for each share of Stock subject to outstanding Awards are required to be adjusted as provided in this Section 8(c), the Committee shall promptly prepare a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of shares of Stock, other securities, cash or property purchasable subject to each Award after giving effect to the adjustments. The Committee shall promptly provide each affected Participant with such notice.
(d)Recapitalization. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”) without the occurrence of a Change in Control, the number and class of shares of Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the holder had been the holder of record of the number of shares of Stock then covered by such Award (unless otherwise required by the Nonqualified Deferred Compensation Rules) and the share limitations provided in Sections 4 and 5 hereof shall be adjusted in a manner consistent with the recapitalization.
(e)Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.
(f)Change in Control.
(i)Double-Trigger Vesting. In the event of a Change in Control, the vesting and forfeiture restrictions on an Award shall not lapse, and the time of exercisability of an Award shall not be accelerated to a date, in either case, earlier than (A) the original date specified for the lapse of such vesting and forfeiture restrictions or the time of exercise in the applicable Award Agreement or (B) the date on which the Participant’s employment or other service relationship with the Company and its Subsidiaries is terminated by the Company or a Subsidiary without Cause or by the Participant for Good Reason, provided such termination date occurs within 12 months following the date of such Change in Control.
(ii)Award Adjustments. Upon a Change in Control, the Committee, acting in its sole discretion without the consent or approval of any holder, may effect one or more of the following alternatives, which may vary among individual holders and which may vary among Options, SARs or other Awards held by any individual holder: (A) provide for a cash payment with respect to outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable pursuant to the Plan) as of a date, before or after such Change in Control, specified by the Committee, in which event the Committee shall thereupon cancel such Awards (with respect to all shares subject to such Awards) and pay to each holder an amount of cash (or other consideration including securities or other property) per share equal to (1) with respect to any Option or SAR, the excess, if any, of (x) the Change in Control Price (as defined in Section 8(g) hereof) with respect to the share subject to such Option or SAR over (y) the Exercise Price or grant price applicable to such Option or SAR (except that to the extent the Exercise Price or grant price under any such Option or SAR is equal to or exceeds the Change in Control Price, in which case no amount shall be payable with respect to such Option or SAR) or (2) with respect to any other Award, the Change in Control Price, and provided that, in either case, the Committee may determine that, notwithstanding the cancelation of all shares subject to an Award, any such cash payment shall only be made for shares for which such Award is vested and/or exercisable; (B) provide for the assumption, substitution or continuation of Awards by the successor company or a parent or subsidiary thereof; or (C) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control; provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding.
(g)Change in Control Price. With respect to any Change in Control, the “Change in Control Price” shall mean the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control without regard to assets sold in the Change in Control and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control takes place or (v) if such Change in Control occurs other than pursuant to a transaction described in clause (i), (ii), (iii) or (iv) of this Section 8(g), the Fair Market Value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancelation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any Change in Control consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash, and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.
(h)Impact of Events on Awards Generally. In the event of a Change in Control or changes in the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Section 8, any outstanding Awards and any Award Agreements evidencing such Awards shall be subject to adjustment by the Committee at its discretion, which adjustment may, in the Committee’s discretion, be described in the Award Agreement and may include, but not be limited to, adjustments as to the number and price of shares of Stock or other consideration subject to such Awards, conversion of such Awards into awards denominated in the securities or other interests of any successor person, or the cash settlement of such Awards in exchange for the cancelation thereof or the cancelation of Awards either with or without consideration. In the event of any such change in the outstanding Stock, the share limitations in Sections 4 and 5 of the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.
9.General Provisions.
(a)No Rights to Award. No person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.
(b)Tax Withholding. The Company and any of its Subsidiaries are authorized to withhold from any Award granted, or any payment relating to an Award under the Plan, including from a distribution of Stock, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Subsidiaries and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. The Committee shall determine the form of payment of such tax withholding obligations, including cash or cash equivalents, Stock (including previously owned shares or through a cashless or net settlement or a broker-assisted sale or other reduction of the amount of shares otherwise issuable pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. This shall include authority to, in the discretion of the Committee with respect to any Participant who is subject to Rule 16b-3 (which Committee, for these purposes, shall be comprised of two or more “nonemployee directors” within the meaning of Rule 16b-3(b)(3) or the full Board and which such discretion may not be delegated to management), withhold, sell or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis; provided that, if such tax obligations are satisfied through the withholding of shares of Stock that are otherwise issuable to the Participant pursuant to an Award (or through the surrender of shares of Stock by the Participant to the Company), the number of shares of Stock that may be so withheld (or surrendered) shall not exceed the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding (or surrender) equal to the aggregate amount of such obligations determined based on the maximum statutory withholding rates in the applicable Participant’s jurisdiction that may be utilized without creating adverse accounting treatment with respect to such Award, as determined by the Committee.
(c)Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Subsidiaries, (ii) interfering in any way with the right of the Company or any of its Subsidiaries to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.
(d)Governing Law. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.
(e)Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to section 16(b) of the Exchange Act) or section 422 of the Code (with respect to Incentive Stock Options), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or section 422 of the Code. With respect to Incentive Stock Options, if the Plan does not contain any provision required to be included herein under section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an Incentive Stock Option cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Stock Option for all purposes of the Plan.
(f)Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Subsidiary.
(g)Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any of its Subsidiaries from taking any corporate action that is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Subsidiaries as a result of any such action.
(h)Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be canceled, terminated, or otherwise eliminated with or without consideration.
(i)Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(j)Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.
(k)Interpretation. Pronouns and other words of gender shall be read as gender-neutral. Words importing the plural shall include the singular and the singular shall include the plural. The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”.
(l)Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the Securities and Exchange Commission or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or Stock Appreciation Right, or at the time of any grant of any other Award the Company may, as a condition precedent to the exercise of such Option or Stock Appreciation Right or settlement of such other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. No Stock or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any exercise price or tax withholding) is received by the Company.
(m)Clawback. Awards granted under the Plan are made subject to compliance with the Company’s Code of Business Conduct or policies referenced therein (“CBC”). In the event of breach or violation of the CBC, disciplinary action under this Section 9(m) may include, without limitation, reduction, cancelation, forfeiture or recoupment of Awards as determined by the Committee. In addition, Awards granted under the Plan shall be subject to any written clawback policy that the Company, with the approval of the Board, may adopt to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and the New York Stock Exchange and that the Company determines should apply to the Plan. A Participant’s acceptance of any Award issued under the Plan will constitute such Participant’s agreement to subject the Award to such potential clawback, reduction, cancelation, forfeiture or recoupment in accordance with this Section 9(m).
(n)Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(n) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, and/or sale of any Award (or the Stock underlying such Award) granted hereunder, or should be interpreted as such and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of noncompliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under section 409A of the Code if the Participant’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith. To the extent that the Board determines an Award is subject to the Nonqualified Deferred Compensation Rules and fails to comply with the Nonqualified Deferred Compensation Rules, the Board reserves the right (without any obligation to do so) to amend, restructure, terminate or replace such Award in order to cause the Award to either not be subject to section 409A or to comply with the applicable provisions of such section.
(o)Plan Effective Date and Term. The Plan was adopted by the Board on February 11, 2015 and approved by the stockholders of the Company on May 1, 2015 effective as of such date. The Plan was amended on July 14, 2016 (the “First Amendment”) and May 4, 2018 (the “Second Amendment”), and was amended and restated upon its approval by the stockholders of the Company on May 29, 2020. Awards that were granted on or before July 14, 2016 were amended to reflect the First Amendment. Awards that were granted on or before May 4, 2018 remain subject to the terms and conditions of the Plan that were in effect immediately prior to the effective date of the Second Amendment. Awards that are outstanding as of the date stockholders approved the amendment and restatement of the Plan will remain subject to terms and conditions of the Plan that were in effect immediately prior to such approval. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date, which is the date the stockholders most recently approved this Plan as amended and restated. However, any Award granted prior to such termination, and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination date until the final disposition of such Award.